UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 17, 2010

STEREOTAXIS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50884	94-3120386
(Commission File Number)	(IRS Employer Identification No.)

4320 Forest Park Avenue, Suite 100, St. Louis, Missouri	63108
(Address of Principal Executive Offices)	(Zip Code)

(314) 678-6100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Following a review in February 2010, the Compensation Committee of the Board of Directors (the “Committee”) of Stereotaxis, Inc. (the “Company”) approved a discretionary bonus award for certain executive officers and other employees under the Company’s 2009 Annual Bonus Plan (the “2009 Plan”). The Committee paid the awards in a combination of cash (one-third of the total award) and fully vested Company common stock (two-thirds of the total award).

The four current executive officers who received the awards under the 2009 Plan are: Michael P. Kaminski, Daniel J. Johnston, Douglas M. Bruce and Melissa C. Walker. Additionally, two named executive officers who retired in 2009 received awards under the 2009 Plan. The equity portions of the awards were previously reported on Form 4 reports of changes in beneficial ownership filed with the Securities and Exchange Commission on February 19, 2010.

The executive officers received the following awards:

Name	Total Award ($)	Shares of Company Common Stock(1)	Gross Cash Award ($)
Michael P. Kaminski	136,000	12,150	45,334
Douglas M. Bruce	108,800	9,439	36,267
Daniel J. Johnston	27,200	2,343	9,067
Melissa C. Walker	25,568	2,203	8,523
Louis T. Ruggiero (retired)	25,013	2,200	8,338
James M. Stolze (retired)	105,400	9,387	35,134

(1)	Denotes net shares of Company common stock awarded after withholding shares having a value as of the award date equal to the Company’s applicable tax withholding obligations for each individual. The aggregate value of the equity portion of the award, including shares withheld, for each individual was $90,666 for Mr. Kaminski, $72,533 for Mr. Bruce, $18,133 for Mr. Johnston, $17,045 for Ms. Walker, $16,675 for Mr. Ruggiero and $70,266 for Mr. Stolze.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEREOTAXIS, INC.

Date: February 23, 2009	By:	/s/ Daniel J. Johnston
	Name:	Daniel J. Johnston
	Title:	Chief Financial Officer